Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Pagseguro Digital Ltd. filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated December 22, 2017 relating to the financial statements of Pagseguro Internet S.A., which appears in the Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-222292) of PagSeguro Digital Ltd. We also consent to the reference to us under the heading “Experts” in the Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-222292).

/s/ PricewaterhouseCoopers

Auditores Independentes

São Paulo, Brazil

January 23, 2018